CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form 10/A No. 4 Registration Statement of our report dated May 4, 2009 and August 5, 2009 relating to the consolidated financial statements of National Automation Services, Inc. as of, and for the 12 months ended, December 31, 2008 and December 31, 2007, and our review report dated September 28, 2009 and October 26, 2009 relating to the consolidated financial statements for the three and six months periods ended June 30, 2008 and 2009.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC
Henderson, NV

January 4, 2010